Exhibit 10.12

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENCE AGREEMENT

between

LONZA SALES AG

and

GENERATE BIOMEDICINES, INC.

APPENDIX

1	Patent Rights
2	CDACF Base Powders
3	CDACF Supplements, Media and Feeds
4	CDACF Know-How
5	Vectors
6	GS piggyBac® Materials

THIS AGREEMENT is made the 03 Aug-2023 | 21:46:42 MESZ provided that, notwithstanding the foregoing date of execution by the Parties, this Agreement shall be deemed effective as of 1 July 2023 (the “Effective Date”)

BETWEEN

LONZA SALES AG incorporated and registered in Switzerland whose registered office is at Muenchensteinerstrasse 38, CH-4002, Basel, Switzerland (hereinafter referred to as “Lonza”), and

GENERATE BIOMEDICINES, INC., incorporated and registered in USA whose registered office is at 101 South Street, Suite 900, Somerville, MA 02143, USA (hereinafter referred to as “Licensee”)

The Licensee and Lonza shall jointly be referred to as the “Parties” and individually as the “Party”.

WHEREAS

A.
Lonza is the proprietor of the System and the CDACF System and has the right to grant certain Intellectual Property Rights in relation thereto (all as defined below).
B.
The Licensee and Lonza, together with Lonza’s Affiliate, Lonza AG, have entered into a Development and Manufacturing Services Agreement dated as of July 19, 2022, as amended (the “DMSA”), pursuant to which Lonza and Lonza AG have agreed to perform certain Services for Licensee, including the manufacture of Product (as defined below).
C.
The Licensee wishes to take a licence under Intellectual Property Rights of which Lonza is the proprietor in order to use the System and CDACF System (together with the Transfected Cell Line) to commercially exploit the Product (as defined below) on the terms set out in this Agreement.

NOW THEREFORE the Parties hereby agree as follows:

1. Definitions and Interpretation

1.1 In this Agreement the following words and phrases shall have the following meanings:

“Affiliate” means any company, corporation, limited liability company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control, directly or indirectly, with the relevant Party to this Agreement. “Control” means the ownership of more than fifty percent (50%) of the issued share capital of the entity in question or the legal power to direct or cause the direction of the general management and policies of the entity in question. Such entity shall be deemed an Affiliate only so long as it satisfies the foregoing definition.

“CDACF Base Powders” means the applicable version of the powders set out in Appendix 2.

“CDACF Feeds” means the applicable version of the concentrated nutrient solutions used in order to maintain the growth and productivity of mammalian cells, as more fully set out in Appendix 3.

“CDACF Know-How” means any Know-How specifically relating to the applicable version of the CDACF Base Powders, CDACF Feeds, CDACF Media or the CDACF Supplements used either in combination or individually, as set out in Appendix 4.

“CDACF Media” means the applicable version of the solutions of nutrients used in mammalian cell culture, as more fully set out in Appendix 3.

“CDACF Supplements” means the applicable version of the supplement solutions, as more fully set out in Appendix 3.

“CDACF System” means the CDACF Base Powders, CDACF Feeds, CDACF Media, CDACF Know-How and the CDACF Supplements used either in combination or individually.

“Cell Line” means Lonza’s [***] cell line.

“Competing Entity” means [***].

“Confidential Information” means any Know-How and confidential information (in any format and on any media) disclosed by one Party to the other in connection with this Agreement including for the avoidance of doubt the terms of this Agreement itself. In the case of Lonza, Confidential Information shall mean all information relating to the System and/or CDACF System and any other materials, specifications or information which is provided and/or disclosed by Lonza, its Affiliates and their respective officers, employees, agents and advisors to the Licensee and its officers, employees, agents and advisors, whether directly or indirectly, including, without limitation, all agreements, research databases, trade secrets, Intellectual Property Rights, business and/or commercial and/or financial data, specifications, technical designs, documents and drawings which are related to the System, the CDACF System and/or Lonza’s business.

“DMSA” means as defined in recital (B) above.

“Effective Date” means as defined above.

“First Commercial Sale” means the date of the first sale or other disposal of Product for consideration by or on behalf of Licensee in that particular country following regulatory approval in such country, For the avoidance of doubt, First Commercial Sale will not include: (i) an intercompany sale of Product (provided, however, that the onward sale to a Third Party end user of Product at arm’s length following Regulatory Approval shall be included as a First Commercial Sale), (ii) sales of Product made prior to Regulatory Approval in such country where such sale or disposal of Product is to be used for clinical trials, or (iii) the disposal or transfer of such Product for a bona fide charitable purpose, including expanded access, compassionate use or named patient use.

“GS piggyBac®” means Lonza’s gene delivery system known as GS piggyBac® for use in the GS piggyBac® Field consisting of the GS piggyBac® Materials and the GS piggyBac® Know-How, whether used individually or in combination with each other. For the avoidance of doubt, any gene or genes proprietary to Licensee inserted into GS piggyBac® do not form part of GS piggyBac®.

“GS piggyBac® Field” means the use of Cell Line and the production and use of Vectors and/or the GS piggyBac® Materials to produce biological molecules for all purposes directly related to the production of human therapeutic products only (not for animal therapeutic products).

“GS piggyBac® Know-How” means Know-How relating directly or indirectly to GS piggyBac® known to Lonza, or its Affiliates, from time to time of which Lonza, or its Affiliates, is the proprietor or in which Lonza, or its Affiliates, has certain rights including for use in the GS piggyBac® Field and which at all times vests in Lonza.

“GS piggyBac® Materials” means those materials referred to in Appendix 6.

“Initiation” means, with respect to any clinical trial, the first date that a human subject is dosed in such clinical trial.

“Intellectual Property Rights” means all rights, title and interests, vested and/or arising out of any industrial or intellectual property, whether protected at common law or under statute, which includes (without limitation) any rights and interests in patents, copyrights, designs, trademarks, service marks, trade-names, technology, business names, logos, commercial symbols, processes, developments, licenses, trade secrets, goodwill, drawings, computer software, formulae, technical information, research data, procedures, Confidential Information and any other knowledge of any nature whatsoever throughout the world whether in existence today or which will come into existence in the future, and including all applications for patents, copyrights, trademarks, trade names, rights to apply and any amendments/modifications or renewals thereto; and all other intellectual property rights.

“Know-How” means any technical and other information, whether patented or unpatented, including, but without prejudice to the generality of the foregoing, ideas, concepts, trade secrets, know-how, inventions, discoveries, data, formulae, specifications, processes, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques and assay protocols.

“Licensed Know-How” means the System Know-How, GS piggyBac® Know-How and CDACF Know-How.

“Net Sales” means [***]:

“Patent Rights (Lonza)” means the patents and applications, short particulars of which are set out in Appendix 1A, and all patents and applications thereof of any kind throughout the world whether national or regional including but without prejudice to the generality of the foregoing, author certificates, inventor certificates, improvement patents, utility certificates and models and certificates of addition, and including any divisions, renewals, continuations, continuations in part, reissues, patent disclosures, improvements and extensions of reissue thereof.

“Patent Rights (Third Party)” means the patents and applications, short particulars of which are set out in Appendix 1B, and to the extent granted to Lonza by the owners of the Patent Rights (Third Party), all patents and applications thereof of any kind throughout the world whether national or regional including but without prejudice to the generality of the foregoing, author certificates, inventor certificates, improvement patents, utility certificates and models and certificates of addition, and including any divisions, renewals, continuations, continuations in part, reissues, patent disclosures, improvements and extensions of reissue thereof.

“Product” means GFA003 of which Licensee is the proprietor and which (or a component of which) is obtained by the expression of any one gene or of any combination of genes by use of the System and/or CDACF System, or any formulation containing the same.

“Regulatory Approval” means the act of a Regulatory Authority necessary for the marketing and commercial sale of a pharmaceutical product in a country or regulatory jurisdiction.

“Regulatory Authority” means (a) the FDA; (b) EMA; or (c) any supranational, national or local agency, authority, department, inspectorate, ministry official, parliament or public or statutory person of any government of any country having jurisdiction over any of the activities contemplated by the Agreement or the Parties, or any successor bodies thereto.

“Royalty Term” shall have the meaning ascribed to it in Clause 5.3.

“Strategic Partner” means a person or entity: (i) with whom Licensee has entered into a contractual relationship to collaborate in the performance of research and development, identify a therapeutic target, and/or commercialize a Product; and (ii) the Parties agree is to be designated a Strategic Partner under this Agreement in accordance with Clause 4.4.3. In no event may any entity whose role in the relationship is a contract manufacturer be deemed a Strategic Partner for the purposes of this Agreement, and such entity shall be deemed a Strategic Partner only so long as it satisfies the foregoing definition.

“Sublicensee” means any Strategic Partner or other Third Party to which Licensee grants a sublicence of the rights granted to Licensee pursuant to this Agreement.

“System” means Lonza’s glutamine synthetase gene expression system known as GS Xceed® consisting of the System Materials, the System Know-How, and GS piggyBac® (whether used individually or in combination with each other) and including any part of such system that is embodied within or otherwise used to create the Transfected Cell Line(s). For the avoidance of doubt, any gene proprietary to Licensee inserted into the System for the purposes of producing Product does not form part of the System.

“System Know-How” means Know-How relating directly or indirectly to the System known to Lonza from time to time, of which Lonza is the proprietor (including, without limitation: (i) manuals of operating procedures for the System; (ii) regulatory information supplied in connection with the System; (iii) [***]; (iv) Know-How concerning the composition of the System; and (v) any such Know-How that is otherwise embodied within one or more component(s) of the System).

“System Materials” means the Cell Line and Vectors.

“Territory” means worldwide.

“Third Party” means any individual or entity other than Lonza and Licensee.

“Transfected Cell Line(s)” means the Cell Line transfected by or on behalf of Licensee and which expresses Product.

“Valid Claim” means a claim within the Patent Rights (Lonza) or the Patent Rights (Third Party) (including any re-issued and unexpired claims) which, but for the licence and other rights granted pursuant to Clauses 4.1 to 4.4 hereof, would be infringed by the manufacture, use, sale, offer for sale, exportation or importation of Product by Licensee or its Sublicensees and which:

(a)
has not been finally revoked, held invalid or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal;
(b)
has not been finally cancelled, withdrawn, abandoned or finally disallowed by any administrative agency or other body of competent jurisdiction, without the possibility of appeal (or refiling of such application, in the case of a claim of a pending application), or unappealed within the time allowed for appeal; and
(c)
is being prosecuted in good faith (in the case of a claim of a pending application) and has been pending less than [***] from the date of filing of the earliest patent application from which such patent application claims priority.

For clarity, in the event that any pending claim of a patent application that does not meet the criteria under subpart (c) subsequently becomes an issued claim that would qualify under subpart (a) or (b) of this provision, such claim, once it issues, shall thereafter be considered a Valid Claim under this definition.

“Vectors” means Lonza’s [***] vectors set out in Appendix 5.

1.2 The headings of this Agreement are inserted only for convenience and shall not affect the construction hereof.

1.3 Where appropriate words denoting a singular number only shall include the plural and vice versa.

1.4 References to the recitals, clauses and appendices shall be deemed to be a reference to the recitals, clauses and appendices to this Agreement and shall form an integral part of this Agreement.

1.5 References to any statute or statutory provision include a reference to the statute or statutory provision as from time to time amended, extended or re-enacted.

1.6 Reference in this Agreement to Lonza shall, unless repugnant to the subject or context thereof, include its Affiliates, successors and assigns.

2. Supply of System Know-How, GS piggyBac® Know-How and CDACF System

2.1 Unless previously supplied by Lonza under a separate agreement, Lonza shall, if requested by Licensee in writing, supply further System Know-How as required by

Licensee solely for regulatory purposes (and which shall, when permitted and at Lonza’s sole discretion, only be supplied directly to the regulatory agency by Lonza). Any such System Know-How provided to Licensee hereunder (together with all other applicable components of the System previously received by Licensee) shall be used strictly in accordance with the terms of this Agreement.

2.2 In relation to the CDACF System, Lonza shall following signature of this Agreement: (a) provide Licensee with details of how to purchase the CDACF Base Powders and CDACF Supplements to enable Licensee to make CDACF Feeds and CDACF Media; and (b) if requested in writing by Licensee and required for use under this Agreement, supply Licensee with the CDACF Know-How.

2.3 Should any transportation of the System and/or CDACF System be arranged by Lonza on behalf and at the written direction of Licensee, such transportation shall be made at the sole risk of the Licensee. The Licensee shall indemnify Lonza against all losses, expenses, demands, claims, actions, judgments, assessments, damages, liabilities, fines, penalties, costs and fees incurred by Lonza by reason of such transportation, in all cases, subject to the limitations in Clause 7.8.

3. Ownership of Property and Intellectual Property

3.1 Save for any Intellectual Property Rights licensed to Lonza, it is hereby acknowledged and agreed that as between the Parties any and all property and Intellectual Property Rights in the System and the CDACF System is vested in Lonza. Similarly it is hereby acknowledged as between the Parties any and all Intellectual Property Rights in the Product, and any gene proprietary to Licensee (or any of its licensors or sublicensees), in each case, inserted into the System, or used with the System and/or CDACF System, for the purpose of producing Product is vested in Licensee (or its applicable licensors and sublicensees)to the extent that this is severable from and does not otherwise disclose, infringe or reveal any Intellectual Property Rights of Lonza.

4. Licences

Commercial Activities Licence

4.1 Lonza hereby grants to Licensee on the Effective Date:

4.1.1 a worldwide non-exclusive licence under the System, CDACF System, the Patent Rights (Lonza) and the Licensed Know-How (with the right to sublicence pursuant to Clause 4.2 below); and

4.1.2 a worldwide non-exclusive sublicence under the Patent Rights (Third Party) (with the right to sublicense, subject to Clause 4.2 below),

in each case Clause 4.1.1 and Clause 4.1.2 to market, sell, offer for sale, distribute, import and export (or have marketed, sold, offered for sale, distributed, imported and exported, in accordance with Clause 4.2), Product in the Territory (“Commercial Activities”).

4.2 Subject to the provisions of this Clause 4.2 and the terms and conditions of this Agreement, Licensee shall be entitled to grant a sublicence to the rights granted by Clause 4.1 including the right to grant further sublicenses in accordance with Clause 4.2.4 (each a “Commercial Activities Sublicence”) to any one or more Third Parties for the purposes of any such Third Party undertaking Commercial Activities (each a “Commercial Activities Sublicensee”) provided always:

4.2.1 Licensee shall ensure each Commercial Activities Sublicensee’s use of the Product is undertaken solely for undertaking Commercial Activities;

4.2.2 Each Commercial Activities Sublicensee shall not, by virtue of this Agreement, be granted any right or licence, either express or implied, to the System, CDACF System, Patent Rights (Lonza) and the Patent Rights (Third Party) other than for undertaking Commercial Activities for or on behalf of Licensee. Any such Commercial Activities Sublicence may be transferred to another Commercial Activities Sublicensee, provided always that such Commercial Activities Sublicence continues to be granted directly by Licensee in accordance with the terms of this Agreement; and

4.2.3 Licensee shall notify Lonza in writing within a period of [***] of granting a Commercial Activities Sublicence under this Agreement.

4.2.4 [***].

Manufacturing Activities Licence:

4.3 Lonza hereby grants to Licensee on the Effective Date:

4.3.1 a worldwide (subject to this Clause 4) non-exclusive licence under the System, CDACF System, the Patent Rights (Lonza) and Licensed Know-How (with the right to sublicence pursuant to Clause 4.4 below); and

4.3.2 a worldwide (subject to this Clause 4) non-exclusive sublicence under the Patent Rights (Third Party) (with the right to sublicense pursuant to Clause 4.4 below),

in each case Clause 4.3.1 and Clause 4.3.2 to use, develop and manufacture, Product at Licensee’s premises located at (i) 101 South Street Somerville, MA 02143, (ii) 4 Corporate Dr., Andover, MA 01810, or (iii) such other premises approved in writing by Lonza under the terms of this Agreement (“Manufacturing Activities”).

4.4 Subject to the provisions of this Clause 4.4 and the terms and conditions of this Agreement, Licensee shall be entitled to grant a sublicence to the rights (excluding the right to grant an onward sublicence) granted by Clause 4.3 (each a “Manufacturing Sublicence”) to any one or more Third Parties for the purposes of any such Third Party undertaking Manufacturing Activities for or on behalf of Licensee (each a “Manufacturing Sublicensee”) provided always:

4.4.1 Licensee shall ensure each such Manufacturing Sublicensee’s use of the System, the CDACF System and Lonza’s Intellectual Property Rights (subject always to Clause 4.6) is undertaken solely for undertaking Manufacturing Activities for or on behalf of Licensee. Any Manufacturing Sublicence shall be granted directly by Licensee, and it is expressly acknowledged and agreed that in no event shall tiered sublicensing of such Manufacturing Sublicences be permitted;

4.4.2 Each Manufacturing Sublicensee shall not, by virtue of this Agreement, be granted any right or licence, either express or implied, under any patent or proprietary right vested in Lonza or otherwise, to use the System, the CDACF System, Lonza’s Intellectual Property Rights or the Product other than for undertaking Manufacturing Activities for or on behalf of Licensee. Licensee agrees to ensure that such Manufacturing Sublicensee shall not assign, transfer, further sublicense or otherwise make over the benefit or the burden of the rights granted to it pursuant to this Agreement;

4.4.3 Prior to the grant of any Manufacturing Sublicence pursuant to this Clause 4, Licensee shall obtain the written consent of Lonza (such consent not to be unreasonably withheld, conditioned or delayed) to the grant of such sublicence. It is agreed between the Parties that Lonza shall be considered to be reasonably withholding its consent if it reasonably determines that such Manufacturing Sublicensee will be unlikely to fulfil its confidentiality obligations and/or its obligations regarding Lonza’s Intellectual Property Rights under a Manufacturing Sublicence granted in accordance with this Agreement should Lonza’s Intellectual Property Rights be sub-licensed to the proposed Manufacturing Sublicensee. The Licensee shall notify Lonza in writing within a period of [***] of granting each Manufacturing Sublicence under this Agreement; and

4.4.4 Within [***] following termination of this Agreement or termination or expiry of Licensee’s arrangements with any such Manufacturing Sublicensee (whichever occurs earlier), Licensee shall confirm in writing to Lonza that Transfected Cell Lines and Licensed Know-How (including materials provided to such Manufacturing Sublicensee relating directly or indirectly to the System or the CDACF System) are destroyed and/or returned to Licensee.

General Licence Restrictions (Commercial Activities and Manufacturing Activities)

4.5 Any Manufacturing Sublicence or Commercial Activities Sublicence granted by Licensee shall be granted expressly subject to the terms of this Agreement, and it shall be Licensee’s responsibility to ensure the strict adherence by each Manufacturing Sublicensee and Commercial Activities Sublicensee hereunder to the terms and conditions of this Agreement. Licensee shall be responsible and liable to Lonza for the acts or omissions of each Manufacturing Sublicensee and Commercial Activities Sublicensee herein.

4.6 Notwithstanding any other provision, (i) Licensee shall not transfer the Cell Lines and/or Vectors and/or GS piggyBac® Materials to any Third Party and (ii) Licensee shall not transfer any Licensed Know-How, in each case, without Lonza’s prior and express written consent, provided, however, that in the case of clause (i) and (ii) above, the transfer of Transfected Cell Lines and related Licensed Know-How to a Manufacturing Sublicensee is permitted solely for the purposes of and subject to Clause 4.4.

4.7 Licensee hereby undertakes that it will neither reverse engineer nor make any modifications, adaptations or improvements to the System and/or the CDACF System and/or Transfected Cell Lines (including for the avoidance of doubt but not by way of limitation inserting alternate cell lines and/or vectors) without Lonza’s prior written consent, except and only to the extent that such activity is expressly permitted by applicable law notwithstanding this limitation.

4.8 Licensee shall use the System only in accordance with the licences granted under Clause 4, and shall not use, cause the use of or permit to be used the System for any purpose not directly authorised by this Agreement.

4.9 The CDACF System may only be used in conjunction with the System and may not be used in conjunction with any other gene expression system or for any other purpose whatsoever.

4.10 If, on a country-by-country basis, any granted patents that form part of the Patent Rights (Lonza) or Patent Rights (Third Party) (including any re-issued patents and unexpired patents), subsequently expire or no longer contain a Valid Claim, such Patent Rights (Lonza) or Patent Rights (Third Party) shall automatically fall outside the scope of this Agreement for that particular country and the provisions of Clauses 4.1 to 4.9 shall only apply in that particular country, with respect to granted patents, to those granted patents which contain a Valid Claim and form part of the Patent Rights (Lonza) or Patent Rights (Third Party) for as long as those granted patents remain in force.

4.11 Notwithstanding Clause 4.10, on a country-by-country basis, where no Valid Claim remains in force, the provisions of Clauses 4.1 to 4.9 shall continue to apply with respect to: (i) the System Materials (together with the Transfected Cell Line(s)); and GS piggyBac® Materials; and (ii) the Licensed Know-How, provided that such provisions shall only apply to the Licensed Know-How for as long as any part of such Licensed Know-How remains secret and substantial in that country.

4.12 No licence is granted save as expressly provided herein and no licence in addition thereto shall be deemed to have arisen or be implied by way of estoppel or otherwise.

Additional Licensee Obligations

4.13 Licensee shall notify Lonza within [***] of any of the following events (where applicable):

4.13.1 when Product moves from phase I to phase II and from phase II to phase III;

4.13.2 the commencement of any manufacturing of Product by Licensee, Licensee’s Affiliate or Licensee’s Strategic Partner (for the purposes of Clause 5.1.2.1(i) below), whether occurring before or after Initiation of phase II clinical trials;

4.13.3 receipt of the first Regulatory Approval for Product (for the purposes of Clause 5.1.2.1(ii) below); and

4.13.4 when the Product is first offered for commercial sale.

4.14 Licensee shall obtain at its own expense all licences, permits and consents necessary for the commercial sale and/or exploitation of Product in the Territory.

4.15 Licensee acknowledges and agrees that the exercise of the licence granted to the Licensee under this Agreement is subject to all applicable laws, enactments, regulations and other similar instruments in the Territory, and the Licensee understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance.

5. Payments

5.1 In consideration of the licences granted to Licensee pursuant to Clauses 4.1 and 4.3 above, and in consideration for the right to sublicence the rights granted by Clauses and 4.3, pursuant to Clauses 4.2 and 4.4 respectively, Licensee shall pay Lonza as follows, subject to the adjustment as set forth in Clause 5.2:

5.1.1 in respect of Product manufactured by Lonza, a royalty of [***] of Net Sales shall be payable by Licensee hereunder;

5.1.2 in respect of Product manufactured by Licensee, Licensee’s Affiliate or Licensee’s Strategic Partner (whether for clinical or commercial purposes):

5.1.2.1 one time milestone payments due as follows:

(i) [***]

(ii) [***]

5.1.2.2 a royalty of [***].

5.1.3 in respect of Product manufactured by any person or entity other than Lonza, Licensee, Licensee’s Affiliate or Licensee’s Strategic Partner (whether for clinical or commercial purposes) (“Third Party Manufacturer”):

5.1.3.1 a payment per sublicence due annually during the course of such sublicence (irrespective as to the years of manufacture), and being first payable on the commencement date of the relevant sublicence, as follows:

(i) [***]

(ii) [***]

5.1.3.2 a royalty of [***].

For clarity, the determination of which royalty rate above shall apply to the Net Sales of Product shall be determined based on the applicable entity that manufactures the drug substance (antibody) contained in the Product and shall not be determined based on the entity that manufactures any other component of the Product or that formulates, fills or finishes the Product.

5.2 If, on a country-by-country basis, neither (i) the use, sale, offer for sale or import of the Product in a particular country (“Sales Country”) nor (ii) the manufacture and/or export for sale of the Product in the country of its manufacture (whether in the Sales Country or otherwise) (“Manufacture Country”) are covered by a Valid Claim (either because no patent or application was ever filed for any such country or the patent or application is no longer of effect) then in respect of sales in that Sales Country:

5.2.1 the royalties referred to in Clause 5.1.2.2 shall be at the rate of [***]; and

5.2.2 the royalties referred to in Clause 5.1.3.2 shall be at the rate [***].

5.3 Any royalty payments due under this Clause 5 shall be required in each country of the world on a country-by-country basis until the later of:

5.3.1 expiry of the last Valid Claim in that particular Sales Country;

5.3.2 expiry of the last Valid Claim in the Manufacture Country; and

5.3.3 ten (10) years from the First Commercial Sale of the Product in that particular Sales Country,

(the “Royalty Term”). For the avoidance of doubt, upon expiration of a Royalty Term in any individual country, all other terms and conditions of this Agreement shall remain in full force and effect.

6. Royalty Procedures

6.1 Licensee shall, and shall ensure that Sublicensees shall, keep true and accurate records and books of account (including but not limited to easily accessible electronic database records) containing all data necessary for the calculation of royalties payable to Lonza.

6.2 Licensee shall prepare a statement in respect of each calendar quarter which shall show for the immediately preceding quarter details of the sales of Product on a country-by-country basis, including a full list of all of the permitted deductions which have been applied by Licensee when calculating the Net Sales from the gross sales, and the royalty due and payable to Lonza thereon. Such statement shall be submitted to Lonza within [***] after the end of the calendar quarter to which it relates, together with a remittance for the royalties due to Lonza to which Lonza shall issue a receipted invoice in return.

6.3 The records and books of account referred to in Clause 6.1 shall, upon reasonable notice having been given by Lonza (which in no event shall be less than [***] prior notice), be open at all reasonable times during regular business hours for inspection by independent auditors selected by Lonza and reasonably acceptable to Licensee. The audit shall take place where the Licensee maintains such records and books of account and the auditors shall be entitled take copies of Licensee’s records and books of account (solely to the extent that electronic copies are not available for such purposes). Such independent auditors shall enter into a customary confidentiality agreement with Licensee to maintain the confidentiality of the information and materials disclosed during the audit. Any such audit shall be conducted in a manner that does not interfere unreasonably with the operations of Licensee’s business. Lonza may perform an audit [***]. Each audit shall begin upon the date specified by Lonza and shall be completed as soon as reasonably practicable. Lonza shall pay the costs of the independent auditors conducting such audit, unless the results of the audit reveal an underpayment of [***] or more by Licensee, in which case Licensee shall pay the reasonable costs of the independent auditors. If an audit concludes that an underpayment has occurred during the audited period, such underpayment shall be remitted by the Licensee to Lonza within [***] after the date such auditor’s written report identifying the underpayment is delivered to the Licensee. If an audit concludes that an overpayment has occurred during the audited period, such overpayment shall be carried forward and offset against future amounts payable by Licensee to Lonza (unless no such further amounts will be payable by Licensee under this Agreement, in which case Lonza shall remit such amount to Licensee within [***] after the date such auditor’s written report identifying the underpayment is delivered to the Licensee). Receipt or acceptance by Lonza of royalty statements or payments due from Licensee pursuant to this Agreement shall not preclude Lonza from later questioning the accuracy or completeness of such statements. The Licensee shall procure that its Sublicensees shall grant rights directly to Lonza corresponding to those granted by the Licensee under this Clause 6.3.

6.4 All sums due under this Agreement:

6.4.1 shall be paid in Swiss Francs to Lonza;

6.4.2 are exclusive of any value added tax or any similar taxes, levies, imposts, duties and fees imposed by or under the authority of any government or public authority on the supply of goods and services (which excludes income property and similar taxes payable by Lonza), which shall be paid by Licensee; and

6.4.3 If Licensee is required by law to deduct or withhold such taxes from sums due to Lonza under this Agreement, Licensee shall pay to Lonza such additional amounts as are necessary to ensure receipt by Lonza of the full amount which Lonza would have received but for the deduction or withholding. If such additional amounts can be reduced or eliminated under local or treaty law, Lonza shall cooperate with Licensee in obtaining such deduction or exemption, it being understood that the primary responsibility for completion and timely filing of any applicable forms in this respect resides with Licensee and any withholding tax that could not be reduced or eliminated is to be born and paid by Licensee. For the avoidance of doubt, Licensee shall not be responsible for any income, property or similar taxes incurred by Lonza.

6.5 To the extent that Licensee reports [***].

6.6 Where a Party does not receive payment of any sum payable in accordance with the terms of this Agreement by the due date, interest shall accrue thereafter on the sum due and owing to such Party at the rate of [***] over the base rate from time to time of National Westminster Bank pie, interest to accrue on a day-to-day basis without prejudice to such Party’s right to receive payment on the due date.

7. Liability and Warranties

7.1 Each Party hereby represents, warrants, covenants and undertakes to each other that:

7.1.1 it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;

7.1.2 it has full corporate authority to enter into and to perform its obligations under this Agreement, and has full power and authority to execute and enter into this Agreement; and

7.1.3 the execution and entry into this Agreement by such Party, and the performance of its obligations under this Agreement, do not conflict with any agreement to which it is a Party or by which it is bound.

7.2 Lonza hereby represents and warrants to Licensee that:

7.2.1 (a) the Patent Rights (Lonza), and (to the best of Lonza’s knowledge and belief as of the Effective Date, but without making specific enquiries) the Patent Rights (Third Party), are free and clear of any liens, charges and encumbrances (collectively “Third Party Interests”) which, if enforced, would materially adversely affect Licensee’s right to exercise the licences granted to Licensee under this Agreement; and (b) if any such Third Party Interests are enforced, Lonza would use all reasonable endeavours to mitigate any such impact on Licensee’s ability to exercise the licences granted under this Agreement. For purpose of this Clause 7.2.1 only, and without limiting the meaning of the term “material,” any effort to enforce a Third Party Interest that results in receipt by Licensee or a Sublicensee of a written request or order to cease conducting Commercial Activities or Manufacturing Activities under this Agreement will be deemed to be “material”;

7.2.2 the patents included in the Patent Rights (Lonza) and Patent Rights (Third Party) are the only patents that must be licensed or sub-licensed by Licensee from Lonza and/or its Affiliates in order to operate the System and the CDACF System in accordance with the terms of this Agreement; and

7.2.3 based on its reasonable knowledge as at the Effective Date (having made no enquiries) the System and the CDACF System, independent of Product, do not infringe the Intellectual Property Rights of any Third Party, and so far as it is aware, no Third Party is currently threatening proceedings in respect of such infringement.

7.3 Subject to Clause 7.2, Lonza gives no further representation or warranty that the Patent Rights (Lonza) or Patent Rights (Third Party) which are patent applications will be granted or if granted will be valid nor that the exercise of the rights granted to Licensee hereunder will not infringe other patent rights or intellectual property rights vested in Lonza or any Third Party.

7.4 Without in any way limiting the license grants in Clause 4 and Lonza’s representations and warranties in Clause 7.2, the Licensee hereby acknowledges: (i) that this is a licence to the Licensed Know-How, Patent Rights (Lonza) and the Patent Rights (Third Party) and not to any other Lonza Intellectual Property Rights and (ii) that in order to further exploit the Product (including, without limitation, in the event that Licensee or any Sublicensee utilises process or formulation technologies to manufacture and/or develop the Product), the Licensee may require additional licences under Lonza Intellectual Property Rights (other than those herein licensed) or under Third Party patent rights (including those vested in Affiliates of Lonza). It shall be the Licensee’s responsibility to satisfy itself as to the need for such licences and if necessary to obtain such licences (save for any licences already granted by Lonza under the DMSA in relation to the manufacture of Product); provided that where any such Intellectual Property Rights vested in Lonza or its Affiliates would prevent the Licensee and its Sublicensees from operating the System as permitted by the terms of this Agreement, then such patent rights shall be automatically included within the Intellectual Property Rights licensed to Licensee hereunder, solely to operate the System as contemplated by the terms of this Agreement.

7.5 Indemnification (General):

(a)
Each Party (“Indemnifying Party”) shall indemnify and hold harmless the other Party and its Affiliates, and their respective officers, employees and agents (each an “Indemnified Party”) at all times in respect of any and all losses, damages, costs and expenses (collectively “Losses”) suffered or incurred as a result of any contractual, tortious or other claims or proceedings by Third Parties (collectively “Third Party Claims”) against Indemnified Party arising out of the Indemnifying Party’s breach of this Agreement, including breach of representations or warranties, violation of applicable law, negligence or wilful misconduct; provided that with respect to any Third Party Claim for which each Party is entitled hereunder to seek indemnification from the other Party, each Party as the Indemnifying Party shall indemnify the other Party for its Losses only to the extent of the Indemnifying Party’s relative responsibility for the facts underlying the Third Party Claim.
(b)
Without limiting the generality of Clause 7.5(a) above, Licensee shall further indemnify Lonza against any and all Losses incurred or suffered by Lonza, or for which Lonza may become liable, arising out of any act or omission of any Sublicensee that is (or, would be, if Sublicensee were a party to this Agreement) a breach of this Agreement.

7.6 Product Liability: Subject to Clauses 7.5 and 7.8, with respect to product liability claims or proceedings, the following shall apply: [***].

7.7 Any condition or warranty, other than those relating to title which might otherwise be implied or incorporated within this Agreement by reason of statute or common law or otherwise, is hereby expressly excluded.

7.8 EXCEPT FOR EITHER PARTY’S BREACH OF CLAUSE 8 HEREOF, SUBJECT TO CLAUSE 7.9, IN NO EVENT SHALL EITHER PARTY AND/OR THEIR RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, EMPLOYEES AND AGENTS WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT WHETHER IN CONTRACT IN TORT IN NEGLIGENCE OR FOR BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY LOSS OF PROFITS, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES.

7.9 Nothing in this Agreement shall exclude or limit the liability of either Party for fraud or for death or personal injury caused by its negligence or for wilful misconduct, or for any other liability that may not be limited or excluded as a matter of law.

8. Confidentiality

8.1 Licensee expressly acknowledges that Confidential Information disclosed by Lonza pursuant to this Agreement is supplied in circumstances imparting an obligation of confidence and Licensee shall keep such Confidential Information secure, secret and confidential and undertakes to respect Lonza’s proprietary rights therein and to use the same for the sole purpose of this Agreement and not during the period of this Agreement or at any time for any reason whatsoever to disclose, cause or permit to be disclosed such Confidential Information to any Third Party other than its Sublicensee hereunder for use in accordance with and subject to the terms of this Agreement. Licensee shall procure that only its employees and employees of its Sublicensee hereunder shall have access to Confidential Information and then only on a need-to-know basis and that all such employees shall be informed of their secret and confidential nature and shall be subject to the same obligations as Licensee and its Sublicensee hereunder pursuant to this Clause 8.1.

8.2 Lonza expressly acknowledges and undertakes that any Confidential Information disclosed by the Licensee to Lonza pursuant to this Agreement is disclosed in circumstances imparting an obligation of confidence and Lonza shall keep such Licensee’s Confidential Information secure, secret and confidential and undertakes to respect Licensee’s proprietary rights therein and to use the same for the sole purpose of this Agreement and not during the period of this Agreement or at any time for any reason whatsoever disclose and/or cause and/or permit to be disclosed such Licensee’s Confidential Information to any Third Party.

8.3 Each Party will restrict the disclosure of the terms of this Agreement to such officers, employees, [***] and consultants of itself and its Affiliates (“Representatives”) who have been informed of the confidential nature of the same and who have a need to know such terms. Prior to disclosure to such persons, the Party in receipt of the Confidential Information shall bind its and its Affiliates’ Representatives to confidentiality and non-use obligations no less stringent than those set forth herein. The receiving Party shall notify the disclosing Party as promptly as practicable of any unauthorized use or disclosure. To the extent that either Party wishes to disclose any other Confidential Information to any of its Representatives, save as expressly permitted by this Clause 8, this shall be subject to obtaining the prior written consent of the other Party.

8.4 The obligations of confidence referred to in this Clause 8 shall not extend to any information which the receiving Party demonstrates:

8.4.1 is or shall become generally available to the public otherwise than by reason of a breach by the recipient Party of such information of the provisions of this Clause 8;

8.4.2 is known to the recipient Party of such information and is at its free disposal prior to its receipt from the other;

8.4.3 is subsequently disclosed to the recipient Party without obligations of confidence by a Third Party owing no such obligation of confidentiality to the disclosing Party; or

8.4.4 can be demonstrated by competent written evidence as having been independently developed by the recipient of the information in question without access to or use or knowledge of the information of the disclosing Party.

8.5 Notwithstanding the foregoing it is acknowledged between the Parties that Lonza or Licensee may be required to disclose Confidential Information to a government agency for the purpose of any statutory, regulatory or similar legislative requirement applicable to the production of Product, or to a court of law or to meet the requirements of any Stock Exchange to which the Parties may be subject. In such circumstances the disclosing Party will inform the other Party prior to disclosure being made as to the nature of the required disclosure, shall only make the disclosure to the extent legally required and shall seek to impose obligations of secrecy wherever possible. Notwithstanding such disclosure such Confidential Information shall otherwise remain subject to this Clause 8.

8.6 Each Party expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided hereunder by a Party may cause irreparable harm to the other Party (“Non-Breaching Party”) and that money damages may not provide a sufficient remedy to the Non-Breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then in addition to all other remedies available at law or in equity, the Non-Breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the Non-Breaching Party.

9. Intellectual Property Enforcement

9.1 Lonza hereby undertakes and agrees that at its own discretion and expense it will:

9.1.1 prosecute or procure prosecution of such of the Patent Rights (Lonza) which are patent applications diligently so as to secure the best commercial advantage obtainable, as determined by Lonza in its commercially reasonable discretion, and will pursue, as determined by Lonza in its commercially reasonable discretion, all necessary actions against any Third Party that Lonza reasonably believes is infringing, misappropriating or violating any Lonza Intellectual Property Rights; and

9.1.2 pay or procure payment of all renewal fees in respect of the Patent Rights (Lonza) for the full term thereof and in particular will procure such renewal of the registrations thereof as may be necessary from time to time so far as it is reasonable to do so with particular reference to Lonza’s commercial considerations.

9.2 Licensee shall promptly notify Lonza in writing of any infringement or improper or unlawful use of or of any challenge to the validity of the Patent Rights (Lonza) and/or Licensed Know-How. Lonza undertakes and agrees to take all such steps and proceedings and to do all other acts and things as may in Lonza’s sole discretion be necessary to restrain any such infringement or improper or unlawful use or to defend such challenge to validity and Licensee shall permit Lonza to have the sole conduct of any such steps and proceedings including the right to settle them whether or not Licensee is a party to them. Licensee shall have the right at its own cost and for its own benefit to initiate, prosecute and control the enforcement of the Patent Rights (Lonza) against infringement by a Third Party in the Territory if all of the following conditions are fulfilled (a) the product manufactured through the infringing activity is a competing product to the Product, (b) Lonza has not granted rights to Third Parties which prevent Lonza from granting such a right to enforce to

Licensee, and (c) Lonza does not take steps to enforce its rights within [***] of being requested to do so by Licensee.

10. Term and Termination

10.1 This Agreement shall commence on the Effective Date and shall continue in full force and effect in each country of the world unless terminated earlier in accordance with the provisions of this Clause 10 or Clause 13.

10.2 Licensee may terminate this Agreement by giving [***] notice in writing to Lonza.

10.3 Either Lonza or Licensee may terminate this Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:

10.3.1 if the other commits a material breach of this Agreement which is irremediable or (in the case of a breach capable of remedy) shall not have been remedied within [***] of the receipt by the other of a notice identifying the breach and requiring its remedy; or

10.3.2 if the other is unable to pay its debts or enters into compulsory or voluntary liquidation (other than for the purpose of effecting a reconstruction or amalgamation in such manner that the company resulting from such reconstruction or amalgamation if a different legal entity shall agree to be bound by and assume the obligations of the relevant Party under this Agreement) or compounds with or convenes a meeting of its creditors or has a receiver or administrator appointed over all or any part of its assets or takes or suffers any similar action in consequence of a debt, or ceases for any reason to carry on business.

10.4 Without prejudice to any rights that have accrued under this Agreement or any of its rights or remedies Lonza may terminate this Agreement immediately by giving written notice to Licensee if:

10.4.1 there is a change of control of Licensee (within the meaning of section 1124 of the Corporation Tax Act 2010) in circumstances where the entity acquiring such control of Licensee is a Competing Entity; or

10.4.2 the Licensee contests the secret or substantial nature of the Licensed Know-How. For the purposes of this Clause 10.4.2, “contests” shall mean any claim or overtly threatened claim made by or on behalf of Licensee against Lonza, in each case, in writing, pursuant to which:

(a)
Licensee threatens to disclose or otherwise misappropriate the Licensed Know-How (or any part thereof) in breach of the terms of this Agreement; and/or
(b)
the protection of such Licensed Know-How by Lonza will otherwise be materially and adversely compromised by the acts or omissions (or threatened acts or omissions) of the Licensee.

For the avoidance of doubt, nothing in this Clause 10.4.2 shall limit Lonza’s ability to immediately seek emergency injunctive relief and/or other interim relief in respect of any challenge to the Licensed Know-How.

10.5 If this Agreement is terminated by Licensee pursuant to Clause 10.2 (or pursuant to applicable common law), or by Lonza or Licensee (as applicable) pursuant to Clauses 10.3, 10.4 or 13 (or otherwise pursuant to applicable common law), then any and all licences and sublicences granted to the breaching Party hereunder shall terminate with effect from the date of termination and Licensee shall destroy (or otherwise procure the destruction of) all System Materials, Transfected Cell Lines, GS piggyBac® Materials and Product and all Confidential Information which is provided by Lonza (including all Know-How and all Licensed Know-How) forthwith and shall certify such destruction immediately thereafter in writing to Lonza; provided, however, that the Licensee and its Sublicensees shall have the right to sell or otherwise dispose of all Product then on hand, subject to the payment of royalties and the other terms of this Agreement. Notwithstanding anything herein to the contrary, in the event that: (i) this Agreement is terminated by Lonza pursuant to Clause 10.3 and (ii) Licensee promptly informs Lonza in writing that one of its Sublicensees wishes to continue to commercially exploit the Product on the same commercial terms following such termination of this Agreement, Lonza will consider such request for a direct licence to the Sublicensee in good faith, provided that Licensee acknowledges that Lonza shall not be obligated to enter into any such direct licence agreement.

10.6 Termination for whatever reason of this Agreement shall not affect the accrued rights of the Parties arising in any way out of this Agreement as at the date of termination. The right to recover damages against the other and all provisions which are expressed to survive this Agreement shall remain in full force and effect.

10.7 The terms of Clauses 3, 4.5 to 4.9 (subject always to the consequences of termination in Clause 10.5), 5, 6, 7, 8, 10, 11 and 12 shall survive termination of this Agreement for whatever reason.1

11. Assignment

11.1 Subject to Licensee’s rights to sublicence in accordance with Clause 4 and subject to Clauses 11.2 and 11.3 below, neither Party shall be entitled to assign, transfer, charge or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

11.2 Lonza shall be entitled without the prior written consent of the Licensee to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement: (i) to an Affiliate; (ii) to any joint venture company of which Lonza is the beneficial owner of at least [***] of the issued share capital thereof (iii); to any company with which Lonza may merge; or (iv) to any company to which Lonza may transfer all or substantially all of its assets and undertaking.

1 Note to Lonza: To be updated based upon final draft.

11.3 Licensee may assign this Agreement to a successor in interest of Licensee in the case of: (i) a sale of the rights in the Product, or (ii) the sale of substantially all of the assets related to this Agreement (the “Assignment Transaction”), provided in each case that:

11.3.1 Licensee gives prior written notice to Lonza of the Assignment Transaction (including relevant details of the assignee);

11.3.2 such assignee is not a Competing Entity; and

11.3.3 such assignee undertakes in writing to Lonza to be bound by Licensee’s obligations under this Agreement, and further undertakes that any and all Manufacturing Activities performed by such assignee (and/or any use of the System or CDACF System, including the Transfected Cell Line) shall only take place in [***] (“Approved Territory”), unless otherwise approved in writing by Lonza.

11.4 This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns provided always that nothing herein shall permit any assignment by either Party except as expressly provided herein.

12. Governing Law and Dispute Resolution

12.1 This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

12.2 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (LCIA) Rules, which Rules are deemed to be incorporated by reference into this Clause, by a panel of three (3) arbitrators appointed in accordance with the said Rules. The seat, or legal place of arbitration shall be London, England and the arbitration shall be conducted in the English language. The arbitrator’s award shall be final and binding.

13. Force Majeure

13.1 Neither Party shall be in breach of this Agreement if there is any total or partial failure of performance by it of its duties and obligations under this Agreement occasioned by any act of God, fire, act of government or state, war, civil commotion, insurrection, embargo, prevention from or hindrance in obtaining any raw materials, energy or other supplies, labour disputes of whatever nature and any other reason beyond the reasonable control of that Party. If that Party is unable to perform its duties and obligations under this Agreement as a direct result of the effect of one of the reasons set out in this Clause 13 such Party shall give written notice to the other of such inability stating the reason in question. The affected operations of this Agreement shall be suspended during the period (and only during the period) in which the reason continues. Forthwith upon the reason ceasing to exist the Party relying upon it shall give written notice to the other of this fact. If the reason continues for a period of more than [***], the Party not claiming under this Clause 13 shall have the right to terminate this Agreement by giving written notice of such termination to the other Party.

14. Illegality

14.1 If any provision or term of this Agreement or any part thereof shall become or be declared illegal, invalid or unenforceable for any reason whatsoever including but without limitation by reason of the provisions of any legislation or other provisions having the force of law or by reason of any decision of any Court or other body or authority having jurisdiction over the Parties or this Agreement (including the EC Commission or the European Court of Justice, to the extent applicable):

14.1.1 such provision shall, so far as it is illegal, invalid or unenforceable, be given no effect by the Parties and shall be deemed not to be included in this Agreement;

14.1.2 the other provisions of this Agreement shall be binding on the Parties as if such provision was not included therein; and

14.1.3 the Parties agree to negotiate in good faith to amend such provision to the extent possible for incorporation herein in such reasonable manner as most closely achieves the intention of the Parties without rendering such provision invalid or unenforceable.

15. Miscellaneous

15.1 This Agreement embodies and sets forth the entire agreement and understanding of the Parties and supersedes all prior oral and written agreements, representations, misrepresentations (where innocently or negligently made), understandings or arrangements relating to the subject matter of this Agreement (“Understandings”). Neither Party shall be entitled to rely on any Understandings which are not expressly set forth in this Agreement.

15.2 This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorised representatives of the Parties.

15.3 No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operated as a waiver thereof nor shall any single or partial exercise of any right or remedy under this Agreement preclude the exercise of any other right or remedy or preclude the further exercise of such right or remedy as the case may be. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

15.4 Except as required by law, the text of any press release or other public communication to be published by or in the media whether of a scientific nature or otherwise and concerning this Agreement (or Lonza’s System and/or CDACF System) shall require the prior written approval of both Parties.

15.5 It is agreed and declared that the relationship between the Parties is on a principal-to-principal basis. Nothing contained in this Agreement shall constitute either Party as the legal representative and/or agent of the other Party, nor shall either Party have the right and/or authority to assume, create and/or incur any liability and/or obligation, express and/or implied in the name of or on behalf of the other Party.

15.6 Each of the Parties shall be responsible for its respective legal and other costs incurred in relation to the preparation of this Agreement.

15.7 The Parties do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, or by any other statute or common-law principle, by any person who is not a party to this Agreement.

15.8 This Agreement may be executed in two (2) counterparts and by each Party on a separate counterpart, each of which when executed and delivered shall constitute an original, but both counterparts shall together constitute but one and the same instrument.

16. Notice

16.1 Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered post or by a reputable overnight courier or by email to a Party or delivered in person to a Party at the address set out below for such Party or such other address as the Party may from time to time designate by written notice to the other:

Address of Lonza

Lonza Sales AG, Muenchensteinerstrasse 38 CH-4002, Basel, Switzerland

With a copy to:	Lonza Biologics Plc 228 Bath Road, Slough, Berkshire SL1 4DX UK E-mail: [***] For the attention of the Head of Legal Services

Address of Licensee

Generate Biomedicines, Inc.

101 South Street, Suite 900, Somerville, MA 02143, USA

E-mail: [***]

For the attention of: General Counsel

16.2 All such notices and documents shall be in the English language. Any such notice or other document shall be deemed to have been received by the addressee [***] following the date of dispatch of the notice or other document by post or, where the notice or other document is delivered by hand, at the time of such delivery or if by email simultaneously with the transmission. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.

AS WITNESS the hands of the duly authorised representatives of the Parties hereto

Signed for and on behalf of LONZA SALES AG	/s/ Cordula Altekreuger

	Associate General Counsel	TITLE

Signed for and on behalf of LONZA SALES AG	/s/ Ulrich Oswald

	Vice President, BU Head, Licensing	TITLE

Signed for and on behalf of GENERATE BIOMEDICINES, INC.	/s/ Mike Nally

	Chief Executive Officer	TITLE